Exhibit 10.28
BETWEEN
FUJIAN PROVINCE NINGDE ELECTRIC POWER INDUSTRY BUREAU
AND
PINGNAN COUNTY WANGKENG HYDROELECTRIC CO., LTD.
GRID CONNECTION AND
DISPATCHING AGREEMENT
FOR
WANGKENG HYDROPOWER STATION
July 2008

CONTENTS

CHAPTER I	DEFINITIONS AND INTERPRETATIONS	4
CHAPTER II	REPRESENTATIONS BY THE PARTIES	10
CHAPTER III	OBLIGATIONS OF THE PARTIES	11
CHAPTER IV	CONDITIONS FOR GRID CONNECTION	15
CHAPTER V	TRANSFER OF DISPATCHING RIGHT	19
CHAPTER VI	OPERATION UNDER DISPATCHING	22
CHAPTER VII	EQUIPMENT OVERHAUL AND MAINTENANCE	26
CHAPTER VIII	POWER GENERATION PLAN	29
CHAPTER IX	RESERVOIR DISPATCHING	31
CHAPTER X	RELAY PROTECTION AND AUTOMATIC SAFETY DEVICES	34
CHAPTER XI	DISPATCHING AUTOMATION	39
CHAPTER XII	DISPATCHING COMMUNICATION	42
CHAPTER XIII	ACCIDENT MANAGEMENT AND INVESTIGATION	46
CHAPTER XIV	FORCE MAJEURE	50
CHAPTER XV	LIABILITIES FOR BREACH OF CONTRACT	51
CHAPTER XVI	EFFECTIVENESS AND VALID TERM	56
CHAPTER XVII	MODIFICATION, ASSIGNMENT AND TERMINATION OF THIS AGREEMENT	56
CHAPTER XVIII	DISPUTE RESOLUTION	58
CHAPTER XIX	APPLICABLE LAW	58
CHAPTER XX	MISCELLANEOUS	59
APPENDIX I:	DIAGRAM FOR METERING POINTS	63
APPENDIX II: TECHNICAL PARAMETERS FOR THE POWER PLANT		64
APPENDIX III: DIVISION OF DISPATCHING RANGE OF POWER PLANT EQUIPMENTS		66

(Agreement Number:                      )
GRID CONNECTION AND DISPATCHING AGREEMENT
This Grid Connection and Dispatching Agreement (hereinafter referred to as this “Agreement”) is executed by and between the following two Parties:
Party A: Fujian Province Ningde Electric Power Industry Bureau, a regional power grid operation enterprise registered and established with the Administration for Industry and Commerce of Ningde City, Fujian Province, with the tax registration number of 35090215742088X, the registered address at No. 48, Hefeng Road, Ningde City, Fujian Province, Zip Code: 352100, and the legal representative of which is Wang Feng.
Party B: Pingnan County Wangkeng Hydroelectric Co., Ltd., a power generation enterprise with the legal entity status, which was registered and established with the Administration for Industry and Commerce of Pingnan County, Fujian Province, with the tax registration number of 3522280012723, the registered address of Chengguan, Pingnan County, Fujian Province, and the legal representative of which is Huang Shao Jian.
WHEREAS:
(1)	Party A is currently operating and managing a power grid which is suitable for the operation of power plants, and agrees that the power plant of Party B could be connected to the power grid pursuant to the provisions of this Agreement;

(2)	Party B is constructing, owning and operating the Wangkeng Hydropower Station (hereinafter referred to as the “Power Plant”) with a total installed capacity of 2×20 MW at Wangkeng Village, Tangkou Township, Pingnan County, Fujian Province, and agrees to connect the Power Plant to the power grid of Party A pursuant to the provisions of this Agreement.
In order to ensure the safety, high quality and economic operation of the electric power system, regulate the dispatching of power grids and grid-connected operations, and protect the legal rights and interests of both Parties, on the principles of equality, free will and good faith, both Parties hereto have entered into this Agreement through consultations in accordance with the Electric Power Law of the People’s Republic of China, the Contract Law of the People’s Republic of China, the Administration Regulations on the Dispatching of Power Grids and other relevant laws and regulations of the People’s Republic of China.
CHAPTER I DEFINITIONS AND INTERPRETATIONS
1.1	Unless otherwise required by the context, the following terms used in this Agreement shall have the meanings set forth as follows:

1.1.1	“Dispatching Center” refers to Fujian Electric Power Dispatching (Transaction) Center, a dispatching agency in charge of organizing, commanding, instructing and coordinating the operation of the electric power system of the province pursuant to applicable laws, which is subordinated to Fujian Province Electric Power Co., Ltd.

1.1.2	“Ningde Regional Dispatch” refers to the Electric Power Dispatching Station subordinated to Ningde Electric Power Industry Bureau, a dispatching agency in charge of organizing, commanding, instructing and coordinating the operation of the regional electric power system pursuant to applicable laws, which is subordinated to Party A.
1.1.3	“Power Plant” refers to the power generation facilities with all auxiliary facilities stretching to the property demarcation point with the total installed capacity of 40 MW (with two (2) units, respectively No. 1 unit of 20 MW, No.2 unit of 20 MW, the detailed technical parameters please refer to Appendix II), which is constructed, owned, managed and operated by Party B and located at Wangkeng Village, Tangkou Township, Pingnan County, Fujian Province.

1.1.4	“Connection Points” refer to the interconnection points between the Power Plant and the power grid (please refer to Appendix I).

1.1.5	“Initial Connection Date” refers to the first day on which the Power Plant (units) is (are) connected to the power grid.

1.1.6	“Connection Application” refers to the written application document submitted by Party B to Party A requesting for connecting its Power Plant (units) to the power grid.

1.1.7	“Connection Method” refers to the systematic way of connecting the Power Plant (units) to the power grid.

1.1.8	“AVC” refers to Automatic Voltage Control.

1.1.9	“RTU” refers to Remote Terminal Unit.

1.1.10	“Disconnection” specially refers to, under this Agreement, the interruption of electric connection between the power grid and the power generation equipments which are operating connected to the power grid.

1.1.11	“Special Operation Mode” refers to the operation arrangement of taking unusual connection mode for the Power Plant or the power grid due to certain needs.

1.1.12	“Unit Available Capacity” refers to the output of the units modified at any time due to the restrictions of equipment conditions.

1.1.13	“Planned Outage” refers to the status of the units of the Power Plant during the planned overhaul period, including the general overhaul, the maintenance, the general service system planned overhaul, and the holiday repairing and the elimination of defects during off-break period required by the dispatching agency, etc.

1.1.14	“Unplanned Outage” refers to the unavailable status of the units of the Power Plant other than Planned Outage. Based on the urgency of the needs of outage, the Unplanned Outage can be classified into five categories: (1) immediate outage; (2) the outage which could be delayed for a short while but the units must exit within six hours; (3) the outage which could be postponed over six hours but the units must exit within seventy-two hours; (4) the outage which could be deferred over seventy-two hours but the units must exit before the next Planned Outage; and (5) the prolonged outage which is beyond the period of the Planned Outage.

1.1.15	“Forced Outage” refers to the Categories 1, 2 and 3 of Unplanned Outage set forth in Clause 1.1.14.

1.1.16	“Equivalent Unit Derated Hours” refers to the outage hours which are converted from derated hours and calculated by the rated capacity on the nameplate

1.1.17	“Equivalent Unplanned Outage Hours” refers to the sum of Unplanned Outage hours and Unplanned Equivalent Unit Derated Hours.

1.1.18	“Annual Allowable Planned Outage Hours” refers to the allowable hours for Planned Outage within any given year for the units classified by the same type on the same grid which have been determined by both Parties according to the recommendations of equipment manufacturers and the operating conditions of the Power Plant’s grid-connected generation units. The Annual Allowable Planned Outage Hours for the units can be classified into the Annual Allowable Planned Outage Hours for general overhaul years and the Annual Allowable Planned Outage Hours for the years without general overhaul.

1.1.19	“Annual Allowable Equivalent Unplanned Outage Hours” refers to the allowable hours for Equivalent Unplanned Outage within any given year for the units classified by the same type on the same grid which have been determined by both Parties according to the recommendations of equipment manufacturers and the operating conditions of the Power Plant’s grid-connected generation units. In this Agreement, it only refers to the Unplanned Outage caused by Party B’s Reason. The Annual Allowable Equivalent Unplanned Outage Hours for the units can be classified into the Annual Allowable Equivalent Unplanned Outage Hours for general overhaul years and the Annual Allowable Equivalent Unplanned Outage Hours for the years without general overhaul.

1.1.20	“Daily Power Generation Dispatching Plan Curve” refers to the curve worked out by the dispatching agency on a daily basis to determine the power generation output of the Power Plant for each period of time of the next day.

1.1.21	“Emergencies” refer to the major accidents occurred to the power generation or power supply facilities within the electric power system, including the grid frequency or electric voltage exceeds the prescribed limit, the loading of the transmission and transformation facilities is over the regulated amount, the power of trunk circuit exceeds the specified stability limitation and other operating conditions which threaten the grid operation safety, may destroy the grid stability and eventually lead to the grid collapse or even vast area power cut.

1.1.22	“Dispatching Code for Electric Power System” refers to the Fujian Province Electric Power System Dispatching Code and the Ningde Region Electric Power System Dispatching Code which are formulated by Party A and Party B in accordance with the Administration Regulations on the Dispatching of Power Grids, the national standards, the electric power industry standards and the actual operating conditions of the power grid of Fujian province, and regulate the dispatching and operation of the electric power system of Fujian Province.

1.1.23	“Party A’s Reason” refers to the requirements of Party A or liabilities attributed to Party A, including the liabilities which should be born by Party A for the enlargement of accident due to Party A’s failure to perform relevant national regulations and standards, etc.

1.1.24	“Party B’s Reason” refers to the requirements of Party B or liabilities attributed to Party B, including the liabilities which should be born by Party B for the enlargement of accident due to Party B’s failure to perform relevant national regulations and standards, etc.

1.1.25	“Power Purchase and Sale Contract” refers to the contract entered into by and between Party A and Party B regarding the purchase and sale of the electricity output generated by the Power Plant and other relevant commercial issues.
1.1.26	“Force Majeure” refers to the objective events which are unforeseen, unavoidable and insurmountable, including volcano eruptions, tornados, tsunamis, snowstorms, mudslide, landslide, flood, fire, water inflows failing to meet the designed standards, earthquakes, typhoons, thunder and lightening and fog flash, etc. which exceed the designed standards, and nuclear radiation, wars, plagues and riots, etc.

1.1.27	“Direct Economic Losses” refers to the expenses for replacing the spare parts, accessories, materials, labour and transportation. In case the equipments suffer from damages and cannot be fixed up, the losses and expenses shall be calculated according to the price for re-purchasing the equipments of the same type.

1.2	Interpretations

1.2.1	All headings hereof are only for the convenience of reading and shall not affect the interpretations of this Agreement in any way.

1.2.2	The Appendices hereto shall have the same legal effect as this Agreement.

1.2.3	Unless otherwise agreed by the Parties, this Agreement shall have binding force on the lawful successors or assignees of any Party.

1.2.4	Unless otherwise required by the context, the year, month and day mentioned in this Agreement shall be the year, month and day in Gregorian calendar.

1.2.5	The words “Include”, “Includes” or “Including” herein shall mean including without limitation.

1.2.6	All numbers and terms mentioned in this Agreement shall include the given number.
CHAPTER II REPRESENTATIONS BY THE PARTIES
Each Party hereby represents to the other Party that:
2.1	It is an enterprise that has been duly established and validly and legally in existence in accordance with law, and has the full right to enter into and the ability to perform this Agreement.

2.2	All procedures required for entering into and performing this Agreement (including procuring requisite governmental approvals, business license and power business permit, etc.) have been accomplished and are legal and valid.

2.3	When entering into this Agreement, no judgments, verdicts, awards or specific administrative acts have been carried out by any courts, arbitration institutes, administrative organs or other regulatory bodies that will have material adverse effect on its performance of this Agreement.

2.4	All internal authorization procedures required for executing this Agreement have been accomplished and this Agreement is signed by its legal representative or authorized proxy. This Agreement shall have the binding force on both Parties to this Agreement after it comes into effect.
CHAPTER III OBLIGATIONS OF THE PARTIES
3.1	The obligations of Party A shall include the following:

3.1.1	Abiding by the national laws and regulations, national standards, electric power industry standards and the power grid operation guidelines, and the relevant policies, regulations and measures formulated and promulgated by the electric power administration authorities of the state and Fujian Province, for the purpose of maintaining the safety, high quality and economic operation of the province’s electric power system, and according to the Power Plant’s technical characteristics and codes and specifications of the electric power system of Fujian Province, to carry out unified dispatching of power plants (the dispatching range please refer to Appendix III) on the principle of publicity, fairness and justice.

3.1.2	Responsible for the operation management, overhaul and maintenance and technological transformation for relevant equipments and facilities of the power grid within its jurisdiction, so as to meet the needs of normal operations of the power grid and the Power Plant.

3.1.3	Based on the anticipated objective of electricity generation output released by relevant authorities, according to the provisions of the Power Purchase and Sale Contract, and considering the actual operating conditions of the power grid and the water inflows of the Power Plant, work out and deliver to Party B the monthly power generation plan and the Daily Power Generation Dispatching Plan Curve on schedule.

3.1.4	To make unified arrangement for the power generation, voltage modulation and standby of the Power Plant, so as to satisfy the safety and stability operation of the power grid and the acceptable quality of electric power.

3.1.5	To take measures to prevent the accidents which could affect the safe operation of the electric power system; to regularly carry out special and professional safety inspections concerning the grid safety, and formulate counter measures against accidents subject to the needs; to periodically work out a plan for grid-plant joint anti-accident exercise and organize to implement such plan.

3.1.6	According to the dispatching codes, the overhaul codes and the development tendency of the non-Emergency defects of the units proposed by Party B, considering the actual operating conditions of the power grid, to reasonably arrange the overhaul for the units of the Power Plant in appropriate time.

3.1.7	To support and cooperate with Party B to carry out technological transformations or parameter adjustments of relevant facilities; to instruct and coordinate the dispatching and operation management of Party B related to the power grid; to provide Party B with instruction and coordination and requisite technical support for relevant professions and operations in connection with the grid operation safety, such as electric facilities, relay protection and automatic safety devices, excitation system and speed governor system, electric power metering system, electric power dispatching communication, dispatching automation, and reservoir dispatching, etc.

3.1.8	According to relevant regulations, to inform Party B of the information concerning the major defects of facilities of the power grid relating to Party B and the power transmission ability relating to the Power Plant in a timely fashion, and to regularly disclose to Party B the electric power dispatching information relating to Party B. And according to regulations, to make assessment and statistics for the operating conditions of the equipments of power plants within its jurisdiction.
3.1.9	To provide on-duty operators of Party B with professional technical trainings of the dispatching system.

3.1.10	To assist Party B in respect of the investigation on accidents.

3.2	The obligations of Party B shall include the following:

3.2.1	Abiding by the national laws and regulations, national standards, the electric power industry standards and the power grid operation guidelines, and abiding by the regulations of electric power system dispatching codes and documents worked out by Party A to ensure the safe and stable operation of the power grid and relevant policies, regulations and measures formulated and promulgated by the electric power administration authorities of the State and Fujian Province, to comply with the unified dispatching by Ningde Regional Dispatch, and reasonably organize the operation of the Power Plant.

3.2.2	To formulate field operation codes consistent with the electric power system codes and specifications of Party A, and file such codes with Party A.

3.2.3	To provide respective proposals concerning the overhaul plans for the equipments within different dispatching ranges as required by the dispatching agency and to implement the approved overhaul plan and organize the overhaul and maintenance of the equipments.

3.2.4	To timely carry out technological transformations or parameter adjustments for the facilities according to the needs, and file such transformations or adjustments with Party A (in case of involving grid safety, the approval from the dispatching agency of Party A must be procured).

3.2.5	To take measures to prevent accidents that may affect the operation safety of the electric power system; to assist Party A in carrying out regular special and professional safety inspections relating to the grid safety, and implementing the precautionary measures proposed during the inspections; in case of any specific counter measures against accidents or other safety requirements for the electric power system (such as the needs of adding new safety devices), Party B shall be in charge of the implementation and maintenance of the operations according to the requirements, and file relevant documents concerning safety measures with the dispatching agency; and to participate in the joint anti-accident exercise organized by the dispatching agency.

3.2.6	To operate according to the Daily Dispatching Plan Curve formulated by the dispatching agency, regulate the power and voltage according to its corresponding instructions, and participate in the peak regulation, voltage modulation and undertake reserve capacity for the power grid and provide other basic assistant services.

3.2.7	According to the requirements of relevant dispatching agency, to timely and accurately provide to the dispatching agency with the operating conditions for the facilities of the Power Plant and the production information concerning the water conditions and statements, etc., and ensure the accuracy of the sent information.

3.2.8	To accept the instructions and coordination provided by Party A pursuant to Clause 3.1.7; and assign relevant technical and overhaul management staff to assist Party A.

3.2.9	Party B shall provide adequate cooperation and support in respect of the investigation on and analysis of accidents in which Party A is participated.
CHAPTER IV CONDITIONS FOR GRID CONNECTION
4.1	The primary and secondary equipments of Party B shall conform to the national and electric power industry standards, and other relevant regulations,, shall be installed and commissioned according to the design requirements approved by the organizations authorized by the State, and shall pass the acceptance according to the infrastructure construction procedures of the State; the normal operation mode for grid connection has been defined, relevant parameters have been adjusted as compatible, equipment settings have been set as required, and all conditions for being connected to the power grid of Party A and accepting the unified dispatching by the Power Dispatching Agency are ready.

4.2	The relay protection and automatic safety devices (including the excitation system speed regulation system, high frequency switch-off generator and low frequency self-starting, etc.) of the Power Plant shall conform to the national standards, the electric power industry standards, the power grid operation guidelines and relevant codes and regulations of Fujian power grid, shall be installed and commissioned according to the design requirements approved by the qualified organizations, and pass the acceptance pursuant to the requirements of the Administrative Measures on the Commissioning Acceptance for Relay Protection New Facilities of Electric Power System of Fujian Province and satisfy all conditions for synchronous operation, and comply with the relevant provisions of Chapter X hereof.

4.3	The dispatching automation facilities of the Power Plant, including the units computer monitoring system and electric power metering devices, etc., shall conform to the national standards, the electric power industry standards, the power grid operation guidelines and relevant codes and regulations of the power grid of Fujian province, shall be installed and commissioned according to the design requirements approved by qualified organizations, and pass the acceptance according to the infrastructure construction procedures of the State, comply with the relevant provisions of Chapter XI hereof, and satisfy all conditions for synchronous operation.

4.4	The power dispatching communication facilities of the Power Plant shall conform to the national standards, the electric power industry standards, the power grid operation guidelines and relevant codes and regulations of the power grid of Fujian Province, shall be installed and commissioned according to the design requirements approved by qualified organizations, and pass the acceptance according to the infrastructure construction procedures of the State, and comply with the relevant provisions of Chapter XII hereof.

4.5	The energy metering devices of the Power Plant shall be configured according to the Technical Administration Code of Electric Power Metering Devices (DL / T448-2000) and the provisions of the Power Purchase and Sale Contract, and pass the testing and acceptance jointly organized by Party A and Party B (Party A and Party B agree that Fujian Province Electric Power Center Testing Institute shall be in charge of the testing and technical supervision of the electric energy devices).

4.6	According to the requirements of the Regulations on Safe Protection of Computer Monitoring and Control Systems and Dispatching Data Networks of Power Grids and Power Plants (No.30 Decree issued by the former State Economic and Trade Commission), the secondary system of the Power Plant shall be protected by safety precautionary measures, and approved by the Power Dispatching Agency to be qualified for operation.
4.7	All operation and maintenance codes for the Power Plant have been formulated and relevant management regulations are complete, and those related to the grid safety shall be consistent with the safety management regulations of the connected power grid.

4.8	The denominations and numbers for the equipments of the Power Plant shall be given in accordance with the dispatching ranges. The denominations and numbers for the equipments within the jurisdiction of the dispatching agency have been marked up at eye-catching places where relevant electric equipments are installed in accordance with the denominations and numbers released by the Dispatching Center and Ningde Regional Dispatch, so as the on-duty operators of the Power Plant may clearly define the electric equipments to be operated.

4.9	The Power Plant’s on-duty operators which are authorized to take dispatching instructions shall receive strict training pursuant to the provisions of the Administration Regulations on the Dispatching of Power Grids and other relevant regulations, and receive the training of basic operational knowledge concerning the power dispatching from the Dispatching Center and pass the examination and procure relevant qualification certificates before being assigned to the posts.

4.10	The primary and secondary equipments of Party A to be operated in conjunction with the system of Party B shall conform to the national and electric power industry standards, relevant regulations of Fujian power grid and other relevant regulations, shall be installed and commissioned according to the design requirements approved by qualified organizations, and pass the acceptance according to the infrastructure construction procedures of the State, with the relevant parameters reasonably compatible (the settings relating to the power grid shall meet the requirements of power grid), the settings of such equipments being set as required and readily available for the Power Plant to be connected. The units of the Power Plant shall have the functions of high frequency switch-off and low frequency self-starting (self-locking) and shall be put into operation synchronously with the units of the power grid.
4.11	The Power Plant shall, as required by the dispatching agency, formulate a plan to prevent the complete shutoff of the Power Plant and protect the electric power utilized by the Power Plant. In view of the Emergencies which may happen after the Power Plant has been connected to the power grid, Party B shall be responsible for working out a black-start plan for the Power Plant, and organize to implement the safety and technical measures for black-start and file the plan with Ningde Regional Dispatch.

4.12	The Power Plant of Party B shall be approved by the Startup Committee with both Party A and Party B participating, and pass the multi-professional acceptance and recognition concerning the whole conditions for grid connection organized by the Dispatching Center or Ningde Regional Dispatch, and only with all dispatching conditions for startup of operation having been satisfied, the Power Plant may be connected to the power grid. When the rectification suggestions have not been fully implemented, the dispatching agency has the right to reject the commissioning operation for such units.

4.13	Without being approved by relevant authorities of the State, the Power Plant shall not carry out the business to supply power directly to consumers; otherwise, Ningde Regional Dispatch shall be entitled to reject the grid connection for the Power Plant. In case the new policies of the State concerning the Power Plant’s direct power supply are published, Party A and Party B shall have separate consultation.

CHAPTER V TRANSFER OF DISPATCHING RIGHT
5.1	The Power Plant of Party B shall be connected to the power grid of Party A according to the requirements on July 6, 2004.

5.2	When the dispatching right has been transferred to Party A, the Parties shall make arrangements for the detailed issues concerning the dispatching of the Power Plant.

5.2.1	Party A shall, within 10 days prior to the agreed date for the transfer of dispatching right, provide to Party B with the electric power system data, equipment parameters and system diagrams in respect of the Power Plant, including the relay protection settings (or limits) for the power grid related to the Power Plant and the settings (or limits) for the relay protection and automatic safety devices of the Power Plant related to the power grid.

5.2.2	Party A shall provide to Party B with the list of contact persons (including staff authorized to issue dispatching instructions, staff in charge of operation modes, relay protection staff, automation staff, communication staff and water dispatching staff) and contact information.

5.3	When transferring the dispatching right, Party B shall provide to Party A with accurate materials in Chinese, including:
(1)	The technical materials for the primary system equipments which are required for calculating the tidal current, stability and relay protection settings, such as the technical specifications, technical parameters and measured parameters (including the zero sequence impedance parameters for the main transformers) for the main equipments such as power generators (including speed governors and excitation system) and main transformers.
(2)	The drawings (including the drawings for a complete set of protections for generators and transformers), instruction manuals and trip models of the relay protection and automatic safety devices which are related to the grid operation; and the installation and commissioning reports for the relay protection and automatic safety devices within the range of power dispatching. The equipments’ technical parameters required for calculating the settings of the system protection of Party A, the allowable high and low frequency limits for the units, etc., and the machine account for the relay protection and safety automatic protection and other equipments within Party B’s Power Plant (filled out in DMIS system or by written report).

(3)	Documents such as the technical instructions, technical parameters and equipment acceptance reports for the dispatching automatic equipments of the Power Plant which are related to Party A, the telecontrol information form for the Power Plant (including the no-load voltage ratio and telemetering full scale values of current transformers and voltage transformers), the completion acceptance report of the energy metering system of the Power Plant, and relevant plans and technical documents in respect of the safety protection for the computer system of the Power Plant.

(4)	Documents such as drawings, equipment technical specifications and equipment acceptance reports for the communication projects which are interconnected with or related to the communication network of Party A.

(5)	The technical instructions for the unit excitation system (design and measured parameters) and under-excitation limitation function. The technical instructions for speed regulation system, including the type, schematic diagram, transfer function block diagram and the producer’s suggested parameters for the characteristic configuration. The frequency operation requirements for the units (including the high frequency and low frequency characteristics). The technical instructions (including the logic diagram and technical instructions) for low frequency self-starting and high-frequency switch-off devices (functions). The under-excitation design ability of the units and other materials.

(6)	The technical specifications, technical parameters and measured parameters of other main equipments related to the grid operation.

(7)	Field operation codes.

(8)	Primary electric wiring diagrams.

(9)	The startup and shutdown curves and the load increasing and decreasing rate of the units, relevant parameters and materials concerning inherent frequency modulation.

(10)	Measures to ensure the electric power utility of the Power Plant.

(11)	The unit commissioning plans, and startup commissioning schemes for the step-up substation and the units.

(12)	Name list of the on-duty operators of the Power Plant who are authorized to take dispatching instructions, and contact details.

(13)	Name list and contact information of the professional staff in the fields of operation mode, relay protection, automation, communication and water dispatching.
CHAPTER VI OPERATION UNDER DISPATCHING
6.1	During the operation period, the on-duty operators of the Power Plant shall, according to the dispatching range of the equipments, strictly follow the dispatching instructions given by the on-duty dispatchers of the dispatching agency.

6.1.1	The Power Plant must implement the dispatching instructions released by the dispatching agency in a prompt and accurate manner, and must not refuse or delay the implementation with any excuse. In case that implementing a dispatching instruction may endanger the personnel or equipments, the on-duty operators of the Power Plant shall immediately report to the on-duty dispatchers of the dispatching agency and clarify the reasons, and the on-duty dispatchers of the dispatching agency shall decide whether to continue such implementation or not.

6.1.2	As for those equipments within the range of direct dispatching by the dispatching agency, the Power Plant must strictly follow the relevant operation rules of dispatching and carry out operations according to the dispatching instructions, and be responsible for the accuracy and promptness of implementing the dispatching instructions; shall honestly report the field conditions and answer the inquiries from the on-duty dispatchers of the dispatching agency. Without dispatching instructions, the on-duty operators may not arbitrarily operate the equipments within the jurisdiction of the dispatching agency. In case of and only in case of any conditions which may endanger the personnel and equipments, the on-duty operators of the Power Plant may handle such conditions in accordance with relevant codes and regulations, and shall immediately report such treatment to relevant on-duty dispatchers of the dispatching agency.
6.1.3	As for those equipments within the licensing dispatching range of the dispatching agency, the on-duty operators of the Power Plant shall make a report to the on-duty dispatchers of the dispatching agency prior to the operations, and only upon an approval, such operations may be carried out according to the Dispatching Code for Electric Power System and the field operation regulations of the Power Plant.

6.1.4	The Power Plant shall make sure there will be enough staff on field at any time to be contacted by dispatching agency and to receive the dispatching instructions released by the dispatching agency.

6.2	When the on-duty dispatchers of Ningde Regional Dispatch make appropriate adjustment to the Daily Power Generation Dispatching Plan Curve according to the load curve released by Fujian Electric Dispatching Center and the actual operating conditions of the power grid, such adjustment shall be notified to the on-duty operators of the Power Plant ten (10) minutes in advance, and the on-duty operators of the Power Plant shall report to Ningde Regional Dispatch the curve variation.

6.3	In case of any abnormal condition of the operating equipments of the Power Plant, the Power Plant may, according to the dispatching range of the equipments and the regulations of the Dispatching Code for Electric Power System, bring forth an overhaul application to the dispatching agency in advance. The dispatching agency shall, according to the regulations of the Dispatching Code for Electric Power System

and the actual conditions of the power grid, approve such overhaul application in advance upon going through specified procedures and revise relevant plans. In the event that the equipments need an urgent outage, the relevant dispatching agency shall make a prompt reply judging from the actual conditions. Party B shall follow the final approval from the dispatching agency.
6.4	In case of any Special Operation Mode due to the equipment upgrading or transformation which may affect the normal operation of the power plant, relevant dispatching agency shall notify the power plant of relevant plans five (5) days in advance and implement the plan which has been determined through consultation.

6.5	In case of any Special Operation Mode due to the equipment upgrading or transformation which may affect the normal operation of the power grid, relevant dispatching agency shall notify the Power Plant of relevant plans five (5) days in advance and implement the plan which has been determined through consultation.

6.6	Both Parties shall exchange the name lists of on-duty staff in written form and notify any alteration thereof promptly.

6.7	The Power Plant shall keep daily field operation records, recording the actual power generated for every hour, the operating conditions for all equipments, the planned and unplanned power cut and any abnormal condition during the overhaul period. The date and time (the time shall be in twenty-four hour format) for each record shall be clearly listed out on the records and such materials shall be provided at proper time after being required by the dispatching agency. The operation records of the Power Plant shall be kept for record in accordance with the requirements of archive management.

6.8	Ningde Regional Dispatch carries out operation management over the equipments, malfunctions and standby of the Power Plant.
(1)	The annual tripping frequency of the normal operating power generation units of the Power Plant may not exceed four times for each unit, and the annual Forced Outage frequency of the power generation units may not exceed two times for each unit.

(2)	The standby units shall be capable of starting up (the unit) within fifteen minutes after the receipt of the dispatching instructions and operate according to the curve released by the dispatching agency. The time for delayed startup shall be deemed as the time for Forced Outage.
6.9	The Power Plant shall strictly implement the regulations of the dispatching disciplines of Fujian Grid. In case that any of the following events occurs, the Power Plant shall be deemed as having violated the dispatching disciplines:
(1)	Without being approved by the dispatching agency, arbitrarily changing the status of the primary and secondary equipments within the jurisdiction of the dispatching agency and the settings of automatic safety devices relating to the safe and stable operation of the power grid, such as the unit speed governing system, excitation system, high frequency switch off generator, low frequency self-starting, etc.;

(2)	Failing to implement or fully implement the dispatching instructions;

(3)	Failing to honestly report the implementations of the dispatching instructions and the actual conditions of the equipments of the Power Plant (such as the power generators, hydraulic turbines and electric equipments, etc.) and other relevant facilities;

(4)	The responsible on-duty operator leaving the post due to certain reason and failing to appoint another instruction receiver, which delays the implementation of dispatching instructions;

(5)	Failing to implement or fully implement the measures to secure the safe operation of the power grid released by the dispatching authority (excluding the nonperformance for which the reason has been timely clarified);

(6)	In case of any accident occurred to the equipments within dispatching range, the Power Plant failing to report such accident to the dispatching authority within ten minutes (at least the switch tripping condition shall be reported, while the detailed information may be reported after a thorough investigation);

(7)	In case of any malfunction or overloading condition of the equipments within dispatching range, the Power Plant failing to report within ten minutes;

(8)	In case of any misoperation of the equipments within dispatching range, the Power Plant failing to report the whole course of the accident to the dispatching authority within one hour or making false reports;

(9)	The frequency modulation plant designated by the power grid failing to fulfill the frequency modulation responsibilities regulated by the Dispatch Code.
CHAPTER VII EQUIPMENT OVERHAUL AND MAINTENANCE
7.1	The annual overhaul and maintenance plan for the Power Plant shall be reported according to relevant regulations issued by Fujian Province Electric Power Company and Ningde Electric Power Industry Bureau. After the assessment and approval, the Fujian Province Electric Power Company and Ningde Electric Power Industry Bureau shall issue an annual overhaul plan for the equipments within dispatching range to the Power Plant. The Power Plant shall make preliminary preparations for the overhaul of equipments in accordance with the annual overhaul plan and make sure the overhaul of equipments will be completed as scheduled. In the event that the overhaul plan cannot be completed as scheduled due to the Power Plant’s own reasons, in order to satisfy the loading requirements and the needs of safe and stable operation of the power grid, the dispatching agency shall be entitled to cancel this overhaul plan, and the induced degraded liability of the equipment operation shall be undertaken by the Power Plant itself. In the event that the normal operation requirements of the Power Plant cannot be satisfied due to the reason of system, which has caused the load down or malfunction outage of the units, the assessments shall not be carried out.
7.2	The Power Plant shall submit the overhaul plan for the subsequent month to relevant dispatching agency via dispatching overhaul management system or by facsimile according to the regulations of the Dispatching Code. The dispatching agency shall formulate the monthly dispatching plan and notify the Power Plant based on the released annual (seasonal) power generation plan, annual overhaul plan and the monthly overhaul plan and the actual operating conditions of the power grid provided by the Power Plant. .

7.3	The Power Plant shall arrange the overhaul and maintenance for the equipments according to the schedule of the monthly dispatching plan. For any time of equipment overhaul, the Power Plant shall apply to the dispatching agency which has the jurisdiction over the equipments according to the regulations of the Dispatching Code, and the dispatching agency shall also issue a reply pursuant to the regulations of the Dispatching Code. The overhaul schedule for the equipments of the Power Plant shall comply with the unified arrangement and coordination of the dispatching agency.

7.4	In the event that the Power Plant needs to launch important testing projects after the general overhaul or technology upgrading, it shall submit the testing plan to relevant dispatching agency at least three (3) working days prior to the grid connection, including to provide the equipment alteration scope, the testing items and testing procedures which need arrangement and the parameters for new equipments, and shall file a startup application in advance pursuant to the Dispatching Code. The dispatching agency shall take such application into consideration when drawing up the daily dispatching plan.

7.5	In the event that the Power Plant needs unplanned outage or derated output due to the defects of equipments, it shall also apply in advance to relevant dispatching agency pursuant to the regulations of the Dispatching Code (excluding Emergencies). When the application has been approved, the dispatching agency may revise the dispatching plan and arrange the outage or derated output for the equipments. Such kind of applications shall not influence the assessment and statistics of other aspects of the Power Plant.

7.6	The ending time for the overhaul of the units shall be calculated from the time of reconnecting the power generator or resuming the standby. If the overhaul period is not long enough, the Power Plant shall apply to the dispatching agency in advance for extending the period pursuant to the Dispatching Code.

7.7	Ningde Regional Dispatch shall be in charge of managing the overhaul of the equipments of the Power Plant. In case of any of the following circumstances occurs, Party B shall assume the liability for breach of contract pursuant to the regulations of Chapter XV hereof:
(1)	The planned overhaul period for the main equipments of the Power Plant exceeds the approved time limit (unless being approved by the dispatching agency).

(2)	Applying for shutting down the equipments which have already start operation, the overhaul of equipments cannot be finished on schedule due to the Power Plant’s reason and the Power Plant fails to apply for extending the period within the time limit prescribed in the Dispatching Code.

(3)	In case of overhaul of equipments such as alteration of primary and secondary equipments, and arrangement of zero voltage boosting, zero current boosting, total pressure impact, phase check, protective vector testing and other startup operations for re-commission, while the Power Plant fails to report the equipment alteration scope, startup plan (for those projects explicitly need arrangement) and startup application to the dispatching authority three working days before the re-commission of equipments.
(4)	The Power Plant expands the scope of equipment overhaul without being approved by the dispatching authority, which has made the equipments unable to resume the normal power supply on schedule.
CHAPTER VIII POWER GENERATION PLAN
8.1	The Power Plant shall strictly implement the Daily Power Generation Dispatching Plan Curve (including the curve temporarily modified by the on-duty dispatchers) and the dispatching instructions released by the Dispatching Center, timely adjust the active output of the units and arrange the generation and operation of the Power Plant. The dispatching agency at provincial level shall, according to the loading condition of the system and the upstream water conditions, work out the active power generation curve for the subsequent day of the Power Plant and release such curve to the Power Plant and Ningde Regional Dispatch (the Power Plant and Ningde Regional Dispatch shall set up a curve receiving system) through the automatic network at the same time. Ningde Regional Dispatch shall be responsible for working out and releasing the Power Plant’s 110 KV busbar voltage control range or the reactive power generation curve for the subsequent day in accordance with the active power generation curve released by the dispatching agency at provincial level. Ningde Regional Dispatch shall reinforce the management and assessment of the reactive voltage operation and report such assessment result to the dispatching agency at provincial level.

8.2	As for the daily power generation plan, the Power Plant shall, with reference to the upstream water inflows and weather forecast, report to the Dispatching Center before

9:00 of every normal working day the power generation plan for the next day or for the subsequent three to eight days in case of holidays and vacations. The Dispatching Center shall, in view of the above and the safety constraint and power generation output balancing conditions, etc. of the power grid, arrange the power generation plan for the next day or subsequent days for the Power Plant.
8.3	As for the adjustment of daily power generation plan, in case of any difference between the upstream water inflows and the arrangement of the daily power generation plan, the Power Plant shall propose to revise the daily power generation plan to the Dispatching Center at least three hours in advance, and only being approved by the on-duty dispatcher, the Power Plant may revise the plan.

8.4	The Power Plant shall arrange the power generation in strict accordance with the Daily Power Generation Plan Curve released by the Dispatching Center. In case the dispatcher of Ningde Regional Dispatch has revised the Daily Power Generation Plan Curve, the Power Plant shall arrange the power generation according to the revised Daily Power Generation Plan Curve. The deviation between the total active power and the Daily Power Generation Plan Curve shall not exceed the range from negative 3% to positive 3%. In the event that the water inflow alteration volume has exceeded the adjusting capability range of the units, there shall be no need of deviation assessment.

8.5	In case of outage due to accidents or emergent derated output, the Power Plant shall immediately inform the outage or derated capacity to Ningde Regional Dispatch. If timely restoration is impossible, the Power Plant shall make up an application as soon as possible, and Ningde Regional Dispatch may revise the power generation plan accordingly.

CHAPTER IX RESERVOIR DISPATCHING
9.1	Reservoir Flood Dispatching

9.1.1	The Power Plant shall file the flood dispatching plan, flood counter measures and the plan of defending beyond-standard flood with Ningde Regional Dispatch at the end of March of each year.

9.1.2	The Power Plant shall make an analysis of the flood within one week after the flood, and submit the analysis to relevant authority with a copy to Ningde Regional Dispatch.

9.1.3	The Power Plant shall finish the summary of the annual flood preventions within one month after the flood, and submit the summary to relevant authority with a copy to Ningde Regional Dispatch.

9.1.4	In case of major alteration of the anticipated reservoir water inflow, the Power Plant shall report to Ningde Regional Dispatch in advance, so as to timely adjust the load and improve the utilization rate of water resources.

9.2	The reservoir dispatching plans, reports and summary

9.2.1	Reservoir power generation dispatching plan

9.2.1.1	The daily power generation plan for the reservoir. Before 9:00 of normal working days, the Power Plant shall report the anticipated average reservoir water inflow, the anticipated power generation output and the feasible capacity of the Power Plant for the next day (for the subsequent three to eight days in case of holidays and vacations) to the Dispatching Center at provincial level and Ningde Regional Dispatch.

9.2.1.2	The monthly power generation plan for the reservoir. Before the 18th of every month, the Power Plant shall report the power generation plan proposals for the next month to the Dispatching Center at provincial level, Ningde Regional Dispatch and other relevant authorities.

9.2.1.3	The annual power generation plan for the reservoir. The Power Plant shall, before the end of October of each year, submit the reservoir control and operation proposal for the next year to the Dispatching Center, Ningde Regional Dispatch and other relevant authorities, which shall mainly include the month-specific water inflow, power generation capacity, the month-end water control level and other requirements of the reservoir from water authorities.

9.2.2	Relevant reports concerning the reservoir dispatching

9.2.2.1	The daily reservoir dispatching report. The Power Plant shall, before 9:00 of every day, report to the Dispatching Center and Ningde Regional Dispatch the up and down stream reservoir water level at 8:00, the reservoir water inflow at 8:00, the discharge capacity at 8:00, and the previous day’s reservoir water inflow, power generation capacity, discharge capacity, the reservoir water outflow, the drainage area average rainfall and the lost electricity volume due to the peak regulation and water discard.

9.2.2.2	The monthly reservoir dispatching report. The Power Plant shall, before the 3rd day of each month, correctly fill in the monthly dispatching report and send such report by facsimile or via e-mail, or send the original by mail to the Dispatching Center and Ningde Regional Dispatch, the main content for which shall include current month and the monthly aggregated active and reactive actual power generation output (ten thousand kwh), the maximum daily power generation output (ten thousand kwh), the maximum output (Mw), the minimum output (Mw), the monthly average maximum output (Mw), the monthly average minimum output (Mw), the term end adjustable output (Mw), the installed utilization hour (h), the plant’s utilizing electricity volume (ten thousand kwh), the total reservoir water inflow (ten thousand m3), the average reservoir water inflow (m3/s), the drainage rainfall (mm), the maximum rainfall

(mm)/date, the maximum reservoir water inflow (m3/s)/date, the minimum reservoir water inflow (m3/s)/date, the maximum water discharge (m3/s)/date, the rain days (day), the water discard days (day), the aggregated water consumption volume (ten thousand m3), the power generation water consumption volume (ten thousand m3), the discharging water volume (ten thousand m3), other lost water volume (ten thousand m3), the average water head (m), the checking water head (m), the highest water level (m)/date, the lowest water level (m)/date, the month-end actual water level (m), the month-end checking water level (m), the month-end adjustable water volume (ten thousand m3), the month-end stored energy (ten thousand kwh), the water consumption rate (m3/kwh), the water utilization ratio (%), the water head proportion, the water discarding period power generation load ratio (%), the accuracy rate for load estimation (%), the value of composite factor K, the energy-saving electricity volume (ten thousand kwh), the total water saving volume (ten thousand m3), the lost electricity volume due to water discarding (ten thousand kwh), the average reservoir water inflow for the beginning, middle and end of each month (m3/s), etc.
9.2.3	The Power Plant shall, before January 10 of each year, report to the Dispatching Center and Ningde Regional Dispatch the reservoir dispatching summary for the previous year and the operation summary of the automatic hydrologic forecasting system for the pervious year.

9.3	The automatic hydrological forecasting system and water dispatching automation system

9.3.1	In case of malfunctions of the automatic hydrological forecasting system of the Power Plant or the water dispatching automation system of the sub-center of the Power Plant, the Power Plant shall immediately make restorations and report to the Dispatching Center, so as to collect the real time rain and water conditions for the reservoir drainage and serve to improve the economic operation level of the Power Plant and ensure the flood prevention for the up and down stream of the reservoir.

9.3.2	In the event that the overhaul and equipment maintenance for the automatic hydrological forecasting system of the Power Plant and the water dispatching automation system of the sub-center of the Power Plant have caused the outage of the forecasting system, the approval from Ningde Regional Dispatch shall be procured.

9.3.3	The transformation and upgrading plan for the automatic hydrologic forecasting system of the Power Plant and the water dispatching automation system of the sub- center of the Power Plant shall be submitted to Ningde Regional Dispatch and the Dispatching Center for assessment.
CHAPTER X RELAY PROTECTION AND AUTOMATIC SAFETY DEVICES
10.1	Party A shall strictly abide by the codes and specifications concerning the design, operation and management of relay protection and automatic safety devices, take charge of operation and management of relay protection and automatic safety devices within the range of dispatching, and conform to the following requirements:
(1)	Taking charge of calculation of settings and the operation of relay protection and automatic safety devices within the range of dispatching, and making analysis and assessment of the startup of the devices.

(2)	Being responsible for the commissioning and regular testing and maintenance of the relay protection and automatic safety devices within its jurisdiction, making such devices satisfy the set technical requirements and conform to the setting requirements of the dispatching authority, and keeping complete commissioning reports and records.

(3)	Once the relay protection and automatic safety devices of the power grid have started running, Party A shall immediately analyze the reasons and take measures in accordance with the codes, and submit relevant materials to the dispatching authority. In case the Power Plant is concerned, Party A shall cooperate with the Power Plant to analyze and handle the accidents.

(4)	In case of any malfunction or defect of the relay protection and automatic safety devices of the power grid, Party A shall immediately take measures in accordance with the codes, analyze the causes and promptly take precautionary measures. In case the Power Plant is concerned, Party A shall inform the Power Plant of relevant information in written form.

(5)	Providing instructions and assistance to the Power Plant in respect of the setting and operation of relevant relay protection and automatic safety devices, and provide necessary technical support.

(6)	Strictly implementing the counter measures against accidents for relay protection and automatic safety devices promulgated by the State and relevant authorities.

(7)	Before the 15th day of each month, finishing the analysis report on the operation of relay protection and automatic safety devices for the previous month with one copy to Party B.
10.2	Party B shall strictly abide by the codes and specifications concerning the design, operation and management of relay protection and automatic safety devices and relevant relay protection counter measures against accidents, abide by the codes and regulations concerning the relay protection operations issued by the dispatching agency, take charge of operation management of relay protection and automatic safety devices within its jurisdiction, and conform to the following requirements:
(1)	Party B must provide the principle designing instructions for the adopted relay protection equipments to Party A and ensure the implementation of opinions proposed by Party A according to the requirements of safe operation of the power grid and counter measures against accidents.

(2)	Taking charge of calculation of settings and the operation of the relay protection and automatic safety devices belonging to the Power Plant, and making analysis and assessment of the operation of the devices and filing with relevant dispatching agency.

(3)	The settings for relay protection and automatic safety devices which belong to the Power Plant but within the range of dispatching shall be released respectively by the Dispatching Center and Ningde Regional Dispatch, and the settings for other relay protection and automatic safety devices shall be calculated and set by the Power Plant itself and filed with relevant dispatching agency. The boundary setting shall be submitted to relevant dispatching agency for assessment.
(4)	Taking charge of the settings of relay protection and automatic safety devices within the jurisdiction of dispatching agencies and responsible for the correctness and completeness. Pursuant to the administration requirements of the Dispatching Center, conducting the setting conversion management in the DMIS system.

(5)	Being responsible for the commissioning and regular testing and maintenance of the relay protection and automatic safety devices within its jurisdiction, making such devices satisfy the set technical requirements and conform to the setting requirements, and keeping complete commissioning reports and records.

(6)	The relay protection and automatic safety devices related to the grid operation must be matched up with the relay protection and automatic safety devices of the power grid, the settings shall be made respectively by the Dispatching Center and Ningde Regional Dispatch, and the selection of types of relevant equipments shall be subject to the approval of the dispatching agency.

(7)	In case of any change of operation status of the relay protection and automatic safety devices of Party A, the Power Plant shall timely modify the settings and operation status of the relay protection and automatic safety devices within its jurisdiction according to the requirements of the dispatching agency.

(8)	In case of any malfunction or defect of the relay protection and automatic safety devices of the Power Plant, Party B shall immediately report to relevant on-duty dispatcher of the dispatching agency, analyze the causes and take measures in accordance with the codes, and submit relevant materials to the dispatching agency according to the requirements. In case the power grid is concerned, Party B shall assist in analyzing and handling the accidents.

(9)	Strictly implement the counter measures against accidents for relay protection and automatic safety devices promulgated by the State and relevant authorities.
(10)	Before the 5th day of each month (prolonged in the event of holidays and vacations), finishing the analysis report on the operation of the relay protection (including line protection, transformer protection, generator protection and busbar protection, etc.) and automatic safety devices of the Power Plant for the previous month, and provide one copy to the Dispatching Center and Ningde Regional Dispatch.
10.3	In the event that the relay protection and automatic safety protection devices for the equipments belonging to the Power Plant but within the jurisdiction of dispatching agency (including direct dispatching and licensing dispatching equipments) need technological transformation, the relevant technological transformation plan must be examined and approved by Party A.

The microcomputer fault recording devices of Party B shall have the remote transmission function, and shall be connected without being impeded to the remote transmission system of Party A via the communication network.

10.4	In order to improve the stability of the electric power system, both Parties shall upgrade and transform the equipments in a timely manner.
(1)	Both Parties’ upgrading and transformation for the relay protection and automatic safety devices shall be coordinated with each other, so as to ensure the compatibility and consistency between the equipments of both Parties.

(2)	The equipments after transformation shall not be put into operation through specific procedures until being commissioned and passing the acceptance and confirmed as qualified.
10.5	Both Parties shall respectively designate staff to take charge of the maintenance for the operation of relay protection and automatic safety devices, and ensure the normal operation of the relay protection and automatic safety protection devices.

10.6	The relay protection and automatic safety devices of Party B shall reach the following main operation standards (excluding the malfunction and missing operation caused by Party A’s Reason):
(1)	The service factor for the main protection of relay protections ≥99%.

(2)	The accuracy rate for the running of protections with 110KV ≥100%.

(3)	The operation rate of automatic safety devices ≥95%.

(4)	The accuracy rate for the running of automatic safety devices ≥100%.
10.7	In case any of the following circumstances occurs, Party B shall assume the liabilities for breach of contract pursuant to the regulations of Chapter XV hereof:
1.	The malfunction or missing operation of the relay protection and automatic safety devices within the maintenance jurisdiction of the Power Plant (excluding those not caused by Party B’s Reason or due to the malfunctions of the devices), which has caused damage to the grid stability or vast area power cut and other accidents.

2.	The malfunction or missing operation of the relay protection and automatic safety devices within the maintenance jurisdiction of the Power Plant (excluding those not caused by Party B’s Reason or due to the malfunctions of the devices), which has not caused damage to the grid stability or wide area power cut.

Assessment basis:
(1)	The Code for Operation Assessment of the Relay Protection and Automatic Safety Devices of the Electric Power System (DL/T623-1997);

(2)	The Interim Provisions for the Investigations on Electric Power Production Accidents (No.4 Decree issued by the State Electricity Regulatory Commission).

3.	The main protection and automatic safety devices within the maintenance jurisdiction of the Power Plant cannot be normally put into operation, and each time of Unplanned Outage for the main protection shall not exceed 24 hours, and each time of Unplanned Outage for the automatic safety devices shall not exceed 12 hours.

4.	The statistical requirements for the reports of the relay protection and automatic safety devices of the Power Plant:

The Monthly Report on the Statistical Analysis on the Operation of Relay Protection and Safety Automatic Devices of the Electric Power System and the Monthly Report on the Abnormal Operation of the Differential Protection of Generators and Main Transformers and other reports shall be sent to Ningde Regional Dispatch and the Dispatching Center by mail before the 5th day of each month (postponed accordingly in case of holidays and vacations).
CHAPTER XI DISPATCHING AUTOMATION
11.1	Party A shall strictly abide by the codes and specifications concerning the design, operation and management of the dispatching automation system, take charge of operation and maintenance for the dispatching automation system at the dispatching end, and conform to the following requirements:
(1)	Supervising the reliable operation of the dispatching automation system, being responsible for monitoring the operating condition of the dispatching automation system and coordinating the material problems arising out of the operation.

(2)	Taking measures to facilitate the connection of automation signals of the Power Plant according to the design requirements.

(3)	Making timely analysis of the fault causes for the dispatching automation system and taking precautionary measures.

(4)	Providing instruction and assistance to Party B in the operation maintenance of the dispatching automation system, and cooperating with Party B in respect of the investigation on accidents.

(5)	The computer monitoring and control system shall conform to the Regulations on Safe Protection of Computer Monitoring and Control Systems and Dispatching Data Networks of Power Grids and Power Plants (No.30 Decree issued by the former State Economic and Trade Commission).
11.2	Party B shall strictly abide by the codes and specifications concerning the design, operation and management of the dispatching automation system and the electric power industry standards, abide by relevant codes and regulations concerning the automation formulated by dispatching agency, take charge of operation and maintenance for the dispatching automation equipments at the Power Plant end, and conform to the following requirements:
(1)	The tele-control data from the Power Plant’s computer monitoring and control system or the energy acquisition and transmission devices and the electric energy metering data shall be transmitted to the dispatching automation system and the electric energy metering system of the dispatching agency according to the transmission protocols in line with the national standards or industry standards. The electric energy metering system shall pass the testing organized by a qualified testing agency recognized by both Parties, so as to ensure the accuracy of data transmission. The quantity and accuracy of the real time messages concerning the operating equipments of the Power Plant shall satisfy the relevant regulations of the state and the operation requirements of the dispatching agency.

(2)	Making timely analysis of the fault causes for the dispatching automation system within its jurisdiction and taking precautionary measures.

(3)	Providing assistance to Party A in respect of the operation maintenance of the dispatching automation system, and cooperating with Party A in respect of the investigations on accidents.

(4)	The computer monitoring and control system of the Power Plant shall conform to the Regulations on Safe Protection of Computer Monitoring and Control Systems and Dispatching Data Networks of Power Grids and Power Plants (No.30 Decree issued by the former State Economic and Trade Commission). Making sure the effective isolation of the Power Plant’s computer monitoring and control system from the management information system and the office automation system, and making sure the physical isolation of the dispatching special data network from the comprehensive information network and outside internet.
11.3	Both Parties shall operate and maintain the automation equipments in accordance with the Dispatching Code for Electric Power System of Fujian Province, the Code of Ningde Regional Dispatch and the Dispatching Automation Operation Code, and shall not withdraw or shut down the equipments at random.

11.4	In the event that the dispatching automation and communication equipments which belong to the Power Plant but within the dispatching range of the dispatching agency need technological transformation, the plan must be examined and approved by relevant dispatching agency. The Power Plant shall submit to the dispatching agency all and complete design materials and requisite testing data. In the event that the technological transformation of the automation system of the dispatching agency needs the cooperation of the Power Plant, the Power Plant shall make corresponding transformations.

11.5	Both Parties shall respectively designate staff to take charge of the operation and maintenance of the dispatching automation systems within their respective jurisdictions, and ensure the normal operation of the dispatching automation system. Make sure that the accident management of the dispatchers will not be affected by the reasons of the automation system.

11.6	Party B shall, according to the requirements of the dispatching production control and management, establish relevant computer data network, and interconnect it to the dispatching date special network and the dispatching management information network.

11.7	The RTU, the computer monitoring and control system, the electric energy acquisition and transmission devices of the Power Plant shall reach the following main operation standards:
(1)	The availability of RTU or the tele-control station of the computer monitoring and control system (monthly) ≥ 99.9%.

(2)	The accuracy error of telemeter ≤ 1%.

(4)	The accuracy of tele-signaling response at accidents ≥ 100%.

(5)	The annual qualification rate for telemeter ≥ 99%.
CHAPTER XII DISPATCHING COMMUNICATION
12.1	Party B shall strictly abide by the design, operation management codes, technical standards and program of the electric power dispatching communication system, and conform to the following specific requirements:

12.1.1	Party B shall have the transmission ability which is mainly through OPGW optical communication and connected to the nearby double independent routing communication channel at the interconnection points on the power grid of Fujian Province, and shall be synchronous to the clock grid of Party A; shall be equipped with corresponding audio exchange system between the two grids (dispatching and administrative management), communication supervision sub-station, the data equipments connected to the ATM wide area main data network of the province, dispatching video system, dispatching telephone recording facilities and special communication direct current supply, communication engine room, communication distribution (cabling) frame, etc. which conform to the grid connection requirements, in the meanwhile, shall be equipped with relevant instruments and meters, special tools, auxiliaries and accessories, etc., so as to ensure the safe and reliable operation of the communication equipments at the Power Plant end of Party B. The type selection and configuration plan for the communication (network) equipments at the interconnection points between Party B and the electric power communication network of Party A shall be submitted to Party A and subject to the assessment and approval of Party A.
12.1.2	Party B shall ensure the construction process of the grid connection system conform to the grid connection administrative measures of Party A, and the connection infrastructure construction, transformation and general overhaul, etc. shall conform to the requirements of applicable principles of the programming and construction of the electric power communication network of the whole province.

12.1.3	The communication network interconnection technical parameters (such as power, bit error rate, type selection, configuration, interface mode) and the communication system connection commissioning outline shall be approved by Party A in written form through consultation with Party A.

12.2	After consultations, Party A shall provide to Party B with two paid communication transmission lines with different operation modes, different band width and different signal contents which could satisfy all application requirements of the dispatching system, to interconnect with the electric power communication network of the province, and transmit relevant signals to the province dispatch and regional dispatch. Party B shall ensure the reliability, accuracy and safety of the professional information concerning dispatching (including the performance of the interface) transmitted to Party A will reach the electric power industry standards.
12.3	The electric power dispatching communication system at the end of Party B shall reach the following annual (monthly) operation standards:
(A)	Service factor of optical communication equipment (including PCM equipments) ≥99.9%.

(B)	Service factor of dispatching program control exchange equipment ≥99.9%.

(C)	Service factor of program control management exchange equipment ≥99.9%.

(D)	Service factor of dispatching monitoring equipment ≥99.9%.

(E)	Service factor of cable line equipment ≥ 99.9%.

(F)	Service factor of the equipments connected to the wide area comprehensive data communication network ≥ 99.9%.
12.4	Party A shall take charge of the operation maintenance for the dispatching communication system at the dispatching end, and conform to the following requirements:
a.	Supervising the reliable operation of the dispatching communication system, taking charge of monitoring the operating conditions and commanding the dispatching of the dispatching communication system and coordinating the material problems arising out of the operation.

b.	Taking charge of the operation and maintenance of the dispatching communication system and the communication lines, and ensuring the reliable operation.

c.	Making timely analysis of the fault causes for the dispatching communication system and taking precautionary measures.

d.	Providing instructions and assistance to Party B in respect of the operation and maintenance of the dispatching communication system, and cooperating with Party B in respect of the investigation on accidents.
12.5	Party B shall take charge of the operation maintenance for the dispatching communication system at the Power Plant end, and conform to the following requirements
(1)	Taking charge of the operation maintenance for the dispatching communication system at the Power Plant end and ensuring the reliable operation.

(2)	Making timely analysis of the fault causes for the dispatching communication system and taking precautionary measures.

(3)	Providing assistance to Party A in respect of the operation and maintenance of the dispatching communication system, and cooperating with Party A in respect of the investigation on accidents.
12.6	Party B shall designate relevant maintenance staff and ensure to provide 24-hour emergency maintenance service which will arrive on field immediately in case of malfunctions of interconnected circuits. Such personnel shall comply with the electric power communication dispatching instructions of the province and the region and the communication network administration, and provide maintenance and cooperation.

12.7	Both Parties shall prepare a standby emergency communication system so as to ensure the communication uninterrupted by any Emergencies occurred to the power grid or the Power Plant.

12.8	In case any of the following circumstances occurs, Party B shall assume liabilities for breach of contract pursuant to the regulations of Chapter XV hereof:
a.	Due to the Power Plant’s reason, the first class obstacles of the power grid, communication obstacles, communication accidents and other communication malfunctions which materially affect the safe production of the power grid;

The so-called “communication circuit malfunctions” which “materially affect the safe production of the power grid” generally refers to the communication means, content and mode which are indispensable for the safe operation of the power grid, irreplaceable by temporary plans, and are sufficient to influence and delay the handling of power grid accidents.

b.	Failing to implement the dispatching communication instructions or failing to effectively implement the safety measures or not familiar with the operation, which materially affects the timely restoration of relevant communication circuit cut-out.

c.	Any operation which is not conforming to relevant grid and circuit management measures and has not been approved by the dispatching agency of the province and the region (the malfunction, lay-off and decommissioning, alteration of connection, overhaul, etc. of the communication equipments and circuits relating to the dispatching agency of the province and the region), and has changed the status of communication equipments.

d.	Violation of the regulations of relevant communication professional management codes and non-performance of the technical supervision requirements of Party A, which has caused adverse effect.
CHAPTER XIII ACCIDENT MANAGEMENT AND INVESTIGATION
13.1	Ningde Regional Dispatch and the Power Plant shall, within their respective jurisdictions and in accordance with relevant regulations of the Dispatching Code for Electric Power System and the Power Plant field operation codes, handle the accidents in a correct and prompt manner and timely inform each other of handling results.
13.2	The equipment accidents within the dispatching range of the dispatching agency shall be handled by strictly following the instructions of the on-duty dispatchers of the dispatching agency (excluding those that can be handled without dispatching instructions as clearly specified in the field codes).

13.3	In case of breaker tripping occurred to the units or circuits of the Power Plant, the on-duty operator of the Power Plant shall report by telephone to the on-duty dispatcher of the dispatching agency which has the jurisdiction over the equipments, and submit the following malfunction events, including but not limited to:
(1)	The visual annuciator signal of the monitoring panel and the tripping of circuit breaker;

(2)	The current location of the circuit breaker (on/off);

(3)	The tripping time;

(4)	The panel signal for protection devices;

(5)	Any information which will help to analyze the tripping reasons for circuit breaker;

(6)	The tripping times of circuit breakers due to the malfunctions;

(7)	The printing report on the malfunctions of microcomputer protection devices;

(8)	The output records from false recording devices.
The staff of the Power Plant shall immediately report the above-mentioned (1), (2) and (3) events, the (4), (5), (6) and (7) events shall be reported as soon as the field is ready.

13.4	The dispatching agency shall, according to the Guide on Safety and Stability of Power System (DL 755-2001), the Dispatching Code for Electric Power System and other relevant regulations, and considering the grid structure, operation characteristics and specific conditions of the Power Plant, formulate principles for accident management and specific counter measures against accidents, and raise specific requirements on the necessary measures to be taken by the Power Plant.

13.4.1	In case of any Emergencies that threaten the safety of the power grid, the on-duty dispatchers of the dispatching agency may take necessary measures to ensure and restore the safe operation of the power grid, including adjusting the power generation output of the Power Plant, issuing instructions to start or shut down units, and disconnecting the Power Plant, etc.

13.4.2	In case that the Power Plant or any of the units has to be disconnected, the dispatching agency shall, after the termination or remedy of the Emergencies, restore the connection and operation of the Power Plant or the unit.

13.4.3	The dispatching agency shall explain to Party B the reasons for disconnecting the Power Plant or the unit after the accident.

13.5	The units power generation curve (active or reactive), the voltage at the voltage testing point and the power on the system frequency curve or link line shall be subject to the data collected by the dispatching automation system of the Dispatching Center and Ningde Regional Dispatch, and shall be taken as the basis for relevant statistics, assessment, analysis and settlement. In case of any dissenting opinion concerning the data collected by the automation system of dispatching agency, the Power Plant may timely provide evidence which shall be jointly confirmed by relevant Parties through verification.

13.6	The Party or Parties suffering from accident(s) shall carry out accident investigation according to the Codes of Investigation for Electric Power Production Accidents. The conclusions of the investigation shall include causes of accident, responsible party for the accident and the liabilities, and the counter measures against accidents to prevent similar accidents. The responsible Party for the accident shall assume the liabilities according to the investigation conclusion, and timely implement the counter measures against accidents.

13.6.1	During the grid accident investigation carried out by Party A, Party B shall be invited to participate when it is involved. Party B shall provide support to the work of Party A and cooperate in the field investigation by providing accident analysis materials such as the fault recording diagrams, the operating conditions at the time of accident and relevant data, etc.

13.6.2	During the Power Plant accident investigation carried out by Party B, Party A shall be invited to participate when it is involved. Party A shall provide support to the work of Party B and cooperate in the field investigation by providing accident analysis materials such as fault recording diagram, the operating conditions at the time of accident and relevant data, etc.

13.6.3	As for the accidents involving both the Power Plant and the power grid, if the Parties cannot reach an agreement within a short period of time on the cause of accident, a special investigation panel shall be set up according to relevant regulations of the State to carry out accident investigation.

13.6.4	The investigation report on the accident involving one Party or both Parties shall be published, which shall cover causes of the accident, dealing progress of the accident,

responsible party for the accident and the liabilities, the rectification plan and accident preventive measures, etc.
13.6.5	The responsible party for the accident shall timely correct the errors and implement the rectification plan and accident preventive measures. In case that relevant Party is involved in such rectification plan and preventive measures, the consent of relevant Party shall be obtained.
CHAPTER XIV FORCE MAJEURE
14.1	If the occurrence of any Force Majeure event completely or partially impedes one Party from fulfilling any obligation under this Agreement, such Party may be exempted from or postpone to perform its contractual obligations, provided that:
(1)	the scope and duration of the exempted or postponed performance shall not extend beyond the reasonable needs of eliminating the impact of Force Majeure.

(2)	the Party affected by Force Majeure shall continue to perform its other obligations hereunder which have not been affected by the Force Majeure.

(3)	in case the events of Force Majeure come to an end, the Party claiming Force Majeure shall resume the performance of this Agreement as soon as possible.
14.2	In the event that any Party is unable to perform this Agreement due to Force Majeure, such Party shall promptly inform the other Party, and shall send a written notice to the other Party within three (3) days thereafter. Such written notice shall indicate the date of the occurrence of Force Majeure, the anticipated duration, the nature of the events, the impact on its performance of this Agreement and the measures it has taken to mitigate the impact of such Force Majeure events.

Upon relevant Party’s request, the Party affected by the Force Majeure shall furnish the other Party with an evidential document issued by the competent local notary public where the Force Majeure event occurs within thirty (30) days commencing from the date when the Force Majeure event occurs (in the event of communication interruption, from the restoration date of the communication).
14.3	The Parties affected by the Force Majeure shall take reasonable measures to mitigate the losses incurred by either or both Parties caused by Force Majeure. The Parties shall immediately consult with each other to formulate and implement a remedy plan and reasonable alternative measures to mitigate or eliminate the impact of Force Majeure.

In the event that the Party affected by the Force Majeure fails to use all endeavors to take reasonable measures to mitigate the impact of Force Majeure, that Party shall be responsible for the enlarged losses arising therefrom.

14.4	In the event that the Force Majeure has prevented a Party from performing its obligations under this Agreement for a continuous period of over sixty (60) days, the Parties hereto shall consult with each other to determine the conditions for continuing the performance of this Agreement or to terminate this Agreement. If the Parties hereto fail to reach agreement concerning the conditions for continuing the performance of this Agreement or the termination of this Agreement within thirty (30) days after the occurrence of Force Majeure, any Party shall be entitled to terminate this Agreement with a notice to the other Party, unless otherwise provided herein.
CHAPTER XV LIABILITIES FOR BREACH OF CONTRACT
15.1	Either Party’s violation of the provisions of this Agreement shall be deemed as a breach of contract, and the other Party shall be entitled to require the breaching Party to assume the liabilities for breach of contract.

15.2	Party A, in case of any of the following breach of contract, shall assume the liabilities for breach of contract to Party B in the manner provided in Article 16.3 hereof:
(1)	Failure to perform the obligations provided in Chapter III, which has caused Direct Economic Losses to Party B.

(2)	Violation of the provisions of Article 4.10, which has resulted in the incapability of the Power Plant to generate power on schedule.

(3)	Violation of the Dispatching Code, which has caused Direct Economic Losses to Party B.

(4)	Party A requires the Power Plant (units) to conduct peak regulation, frequency modulation or voltage regulation beyond its operation capacity or the provisions of this Agreement (excluding for handling accidents), which has caused Direct Economic Losses to Party B.

(5)	Setting or commanding error of the primary and secondary equipments of the power grid due to Party A’s Reason, which has caused Direct Economic Losses to Party B.

(6)	Due to the inappropriate treatment by Party A, the implementation of provisions of Clause 13.4.1 has caused Direct Economic Losses to Party B.

(7)	Malfunctions of the relay protection and automatic safety devices, dispatching automation system and dispatching communication system caused by Party A’s Reason, which has caused Direct Economic Losses to Party B.
15.3	For each time of breach of contract, Party A shall assume the liabilities for breach of contract by the following methods:
(1)	Paying the electric power output of 100,000 kwh in a lump to Party B as compensation for its breach of contract.

(2)	In case of any Direct Economic Losses of Party B which cannot be fully compensated by the lump-sum liquidated damages provided in Item (1) above, the direct expenses of Party B for repairing equipments and restoring normal operations shall be complemented (calculated by the on-grid tariff of the Power Plant).
15.4	Party B, in case of any of the following breach of contract, shall assume the liabilities for breach of contract to Party A by the method provided in Article 15.5:
(1)	Failure to perform the obligations provided in Chapter III, which has caused Direct Economic Losses to Party A.

(2)	Violation of the provisions of Article 6.1.1 and 6.9; violation of the provisions of Article 7.7; violation of the provisions of Articles 10.2, 10.6 and Items 3 and 4 of Article 10.7; violation of the provisions of Article 11.2; violation of the provisions of Article 12.8; and violation of the provisions of Article 13.3.

(3)	Abnormity or malfunction of the primary and secondary equipments of the Power Plant related to the grid operation due to Party B’s Reason, which has caused Direct Economic Losses to Party A.

(4)	The malfunctions of the power dispatching automation system of the Power Plant caused by Party B’s Reason, which has resulted in accidents or expansion of accidents, and has caused Direct Economic Losses to Party A

(5)	The dispatching communication system of the Power Plant fails to meet the standards specified in Article 12.3, or suffers from malfunctions caused by Party B’s Reason, which has resulted in accidents or expansion of accidents, and has caused Direct Economic Losses to Party A.
15.5.1	In case of any breach of contract prescribed in Article 15,4, Party B shall assume the liabilities for breach of contract by the following ways:
(1)	Paying the electric power output of 100,000 kwh in a lump to Party A as compensation for its breach of contract.

(2)	In case of any Direct Economic Losses of Party A which cannot be fully compensated by the lump-sum liquidated damages provided in Item (1) above, the direct expenses of Party A for repairing equipments and restoring normal operations shall be complemented.
15.5.2	In case of the breach of contract prescribed in Article 6.8, the electricity volume for breach of contract shall be calculated by the following ways:
(1)	In case of sudden tripping of the power generation units, the deducted electricity volume for each tripping (P)= The Outage Hours for power generation units X The rated capacity of the units X 0.5.

(2)	In case of Forced Outage of power generator units, the deducted on-grid electricity volume for each time (P)= The Outage Hours for power generator units X The rated capacity of the units X 0.4.

(3)	In case the standby units fail to be started on schedule, for each time of failure of startup, the deducted actual on-grid power generation volume (P)= The delayed time for startup X 50% of the rated capacity of the units X 0.4.
15.6	In case of any of the following serious breach of contract committed by Party B, Party A may take enforcement measures to the extent of disconnecting the Power Plant (units) and Party B shall not be entitled to claim for compensations from Party A for any loss caused by such disconnection.
(1)	The Power Plant arbitrarily starts up for grid connection or shut down for disconnection without being approved by the dispatcher of the dispatching agency.

(2)	In case of Emergencies, the Power Plant violates the provisions of Clause 6.9.

(3)	In case of Emergencies, the Power Plant fails to report to the dispatching agency the real conditions of the equipments of the Power Plant (such as generators and electric equipments) and relevant facilities.
15.7	Unless otherwise provided in this Agreement, in case of any breach of contract, the non-defaulting Party shall immediately notify the defaulting Party to stop breaching the contract, and shall furnish a written notice as quickly as possible to the breaching Party, demanding it to correct the breach of contract and assume the liabilities arising therefrom pursuant to the provisions of this Agreement.

15.8	The breaching Party shall immediately take measures to correct its breach of contract, and confirm its breach of contract and assume the liabilities arising therefrom pursuant to the provisions of this Agreement.
(1)	The lump-sum liquidated damages shall be paid together with the monthly electricity output settlement after the breach of contract has been confirmed.

(2)	The portion of direct economic losses exceeding the lump-sum liquidated damages shall be paid together with the monthly electricity output settlement after the confirmation of the losses.
15.9	In the event that either Party explicitly expresses or indicates by its own actions that it will not perform its obligations hereunder prior to the expiration of the performance period specified herein, the other Party may request it to assume the liabilities for breach of contract.

15.10	Party A and Party B agree that, during the valid term of the document with the number of Min Jing Mao Dian Li [2004] No.14 (or the amended version in case of any amendment thereto), they shall make assessment and settlement and shall not assume overlapping liabilities pursuant to the regulations of the Measures on the Operation Management and Assessment of the Unified Dispatching Power Plants of

Fujian Power Grid (Trial Version). As for those assessments not regulated in the document of Min Jing Mao Dian Li [2004] No.14, Party B shall resort to this Agreement. In the event that Fujian Power Grid does not implement the document of Min Jing Mao Dian Li [2004] No. 14 due to policy alterations, the Parties shall assume their respective liabilities for breach of contract pursuant to the liabilities for breach of contract provided in this Agreement.
CHAPTER XVI EFFECTIVENESS AND VALID TERM
16.1	This Agreement shall come into effect upon being signed by the legal representatives or authorized proxies of both Parties and affixed with their official seals.

16.2	The valid term of this Agreement shall be from 2008 to 2010.

16.3	Within three (3) months before the expiration of this Agreement, both Parties shall negotiate with each other about the renewal of this Agreement. If both Parties agree that there is no need to amend this Agreement, this Agreement shall continue to be valid.
CHAPTER XVII MODIFICATION, ASSIGNMENT AND TERMINATION
OF THIS AGREEMENT
17.1	Any modification, amendment or supplement to this Agreement must be conducted in written form, and the conditions for coming into effect shall be the same as specified in Article 17.1.

17.2	Both Parties explicitly express that neither party shall be entitled to assign all or part of its rights or obligations hereunder to any third Party without the written consent of the other Party.

17.3	Within the valid term of this Agreement, both Parties agree to adjust or amend this Agreement if any of the following events occurs:
(1)	Alteration of relevant laws and regulations, rules, measures and policies of the State;

(2)	Any clause of this Agreement conflicting with any relevant compulsory rules, measures and regulations issued by the State electric power regulatory authority.

(3)	The formal operation of the electric power market of east China and the implementation of the policy of grid connection subject to competitive bidding of the power plants (including auxiliary services) and other policies.

(4)	Either Party raising a written request for amending this Agreement after 2008.
17.4	Termination of Agreement

In the event that any of the following events occurred to any Party, the other Party shall be entitled to terminate this Agreement after thirty (30) days from sending a notice of termination:
(1)	Either Party goes bankrupt or liquidated or the operating term has expired, or the business license or the electric power business license of either Party or the Power Plant is revoked.

(2)	One Party is merged with the other Party and all or majority parts of its assets have been transferred to another entity, and the surviving enterprise cannot reasonably perform its obligations under this Agreement.

(3)	Either Party commits material breach of contract twice or more within any period of a year (calendar year) when performing this Agreement (see Article 16.8).
CHAPTER XVIII DISPUTE RESOLUTION
18.1	Any dispute arising out of performance of this Agreement or any dispute in relation to this Agreement shall be firstly resolved by the Parties through consultations, or submitted to the power regulatory agency for mediation. If the disputes cannot be resolved through consultation or mediation, the Parties shall resolve the disputes by the following method:

Both Parties agree to submit the dispute to Fuzhou Arbitration Committee for arbitration in accordance with its prevailing arbitration rules. The arbitration award shall be final and binding on the Parties to this Agreement.

18.2	During the consultation or arbitration process, other than the disputed articles and clauses, the other articles and clauses of this Agreement shall continue to be performed.
CHAPTER XIX APPLICABLE LAW
19.1	The establishment, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China.

CHAPTER XX MISCELLANEOUS
20.1	Confidentiality

Both Parties warrant to maintain confidential all information and documents which are procured from the other Party and may not be procured from public channels. Without the prior approval from the original provider of such information and documents, the other Party shall not disclose to any third Party all or part of the information and documents, unless otherwise provided by the regulations of the State.
20.2	Appendices

Appendix I: Diagram for the Metering Points

Appendix II: Technical Parameters of the Power Plant

Appendix III: Division of Dispatching Range for the Power Plant’s Equipments

The Appendices to this Agreement shall constitute an integral part of this Agreement, and shall have the same legal effect as this Agreement. In case of any discrepancy between this Agreement and its appendices, according to the nature of discrepancy, the content most related to and dealing more deeply with the point of dispute shall prevail. In case that the discrepancy and contradiction still exist after applying the aforesaid principle, the Parties shall, on the principle of good faith, consult with each other to make determinations according to the purpose of this Agreement.
20.3	Entire Agreement

This Agreement and the appendices hereto constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement, and shall replace all previous discussions, negotiations, contracts and agreements conducted by both Parties in respect of this Agreement.
20.4	Notification and Service

Any notification and document pertaining to this Agreement shall be conducted in written form. A notification shall be deemed as having been served upon the confirmation with signature by the recipient when delivered by way of registered mail, express mail or in person, or upon confirmation as being received when sent via fax. All notifications and documents shall come into effect upon service and receipt. All notifications shall be delivered to the following addresses as provided in this Agreement or to a modified address when either Party has notified the other Party with a written notice.

Party A:

Attention:	Lai Zhi Qiang

Telephone Number:	0593-2802008

Facsimile Number:	0593-2802161

Zip Code:	352100

E-mail:	nddy@163.com

Mail Address:	the Electric Power Dispatching Building, No.48, Hefeng Road, Ningde City

Party B:

Attention:	Huang Shao Ping

Telephone Number:	0593-3325389

Facsimile Number:	0593-3332259

Zip Code:	352300

E-mail:	fjhsp@126.com

Mail address:	5th Floor of Cuibai Building, Pingnan County, Fujian Province
20.5	No Waiver

Either Party’s failure to waive any of its rights under this Agreement through written statement shall not be deemed as a waiver thereof. Either Party’s failure to exercise any of its rights under this Agreement shall not operate as having waived or will waive any of its rights under this Agreement in the future.

20.6	Continuous Effect

The provisions with respect to arbitration and confidentiality of this Agreement shall remain effective after the termination of this Agreement.

20.7	Text

This Agreement comprises 30 pages, and shall be signed in six (6) counterparts. Each Party shall hold three (3) counterparts.

Party A: Fujian Province Ningde Electric	Party B: Pingnan County Wangkeng
Power Industry Bureau	Hydroelectric Co., Ltd.

(Stamp)	(Stamp)

Legal (or authorized) Representative:	Legal (or authorized) Representative:
Signing Date: July 21, 2008
Signing Place: Ningde City

APPENDIX I: DIAGRAM FOR METERING POINTS

APPENDIX II: TECHNICAL PARAMETERS FOR THE POWER PLANT
1.	Nameplate Parameters for the Generator Units of the Power Plant

			Rated Capacity	Active Power	Rated Power	Rated Speed
Unit No.		Type	(MVA)	(MW)	Factor	(r/min)
1	#	SF4-J20-10/3000	25	20	0.8	600
2	#	SF4-J20-10/3000	25	20	0.8	600
2.	Connection lines between the Power Plant and the power grids of Party A and Party B
(1)	Name of the line: 110 KV Wang Dai Line.

(2)	Voltage level: 110 KV.
3.	Party B shall provide accurate technical parameters of the Power Plant according to the design parameters for the equipments and the connection commissioning results (The following parameters are filled in according to normal design, and the exact parameters will be provided to Party A for confirmation within one month after the commercial operation; in the event that Party B fails to provide as scheduled, the following parameters shall be followed and the Power Plant shall be responsible for all the liabilities arising therefrom).

3.1.	Normal Operation Output Range

The maximum output for the normal operation of the No.1 and No.2 units of the Power Plant shall be 110% of the rated capacity, and the minimum output for the normal operation shall be 0% of the rated capacity.

3.2.	Under the special conditions of accidents or abnormities, the minimum output of the No.1 and No.2 units of the Power Plant shall be zero output, namely no-load operation.

3.3.	Power regulation rate of units during normal operation No.1 and No.2 units are 10 MW/min.

3.4.	The time for the units from receiving a dispatching instruction to starting up for connection is 15 mins.

3.5.	The shortest time from full load output to zero load after receiving a dispatching instruction is 5 mins.

3.6.	The under-excitation degree for No. 1 and No. 2 units is 10 MVAR.

4.	When the Power Plant has been put into commercial operation, if Party B finds any change in the operation parameters of the units which fail to meet the technical indicators as set out in Article 3 above and need modifications, explanations shall be made to the dispatching agency, a testing report issued by a qualified agency shall be submitted and the approval from Ningde Regional Dispatch shall be procured.

APPENDIX III: DIVISION OF DISPATCHING RANGE OF POWER PLANT EQUIPMENTS
1.	After the grid connection of the Power Plant, the range of direct dispatching by Ningde Regional Dispatch shall be:
(1)	#1 and 2# power generator units

(2)	Relay protection and automatic safety devices related to the operation of the power grid of Party A

The high frequency switch-off generator, low frequency self-starting protection and the unit automatic modulation excitation system of No.1 and No.2 units.

(3)	Dispatching automation and communication facilities related to the dispatching operations of Party A

The electric power dispatching automation, dispatching communication, water dispatching automation system and electric power billing information collection device, tele-control information and other data shall be transmitted to the Dispatching Center, and then forwarded to the Dispatching Center by Ningde Regional Dispatch, and the optical-fiber transmission channel shall be connected to Ningde Regional Dispatch and the Dispatching Center, and the optical-fiber transmission channel shall be connected to Ningde Regional Dispatch and the Dispatching Center.

(4)	The primary equipments

No.1 and No.2 units, 110 KV Wang Dai Line, 110 KV busbar, 110 KV breaker, CT, PT, main transformers, 10KV busbar and PT.

(5)	Relay protection and automatic safety devices related to the operation of the power grid of Party B

The main protection and reserve protection for the main transformers, the main protection, reserve protection and reclosing devices of the 110KV line.
(6)	Dispatching automation and communication facilities related to the dispatching operations of Party A

The electric power dispatching automation, dispatching communication devices, tele-control information and other data shall be transmitted to Ningde Regional Dispatch, and the optical-fiber transmission channel shall be connected to the [ ] station of Ningde Regional Dispatch.
2.	The equipments within the jurisdiction of the Power Plant itself.
The Power Plant electricity utilization system and the protection for No.1 and No.2 units.